NATURE’S CALL SAMPLES HIGH GRADE SILVER AT LOS AMOLES, INCLUDING 1,027.5g/t

LAS VEGAS, NEVADA, February 15, 2011 – (OTCBB:NATC)

Nature’s Call Brands Inc. (“Nature’s Call” or the “Company”) is pleased to report that the initial field program at the Los Amoles property located in Sonora State, Mexico, has yielded high grade silver results. Highlight results from the program include the following:

Sample	Location	Type	Width(m)	Au(g/t)	Ag(g/t)	Pb(%)

49584	Working 13	Dump	N/D	0.53	304.6	0.42
49581	Fault in drainage	Channel	1.0	0.33	496.8	1.31
49579	Workings 8, 9 and 10	Dump	N/D	0.24	1027.5	2.30
49567	Working 6	Channel	2.00	0.63	698.6	0.24
49559	Working 4	Dump	N/D	0.10	197.2	3.23
49558	Working 4	Channel	2.00	0.63	497.3	0.17
49556-8	Working 4	Channel	6.00	0.33	226.6	0.06

The assay results of this initial work program further improve on those obtained previously with the highest silver assay grading at 1,027.5 g/t. A total of 30 samples were taken with 17 of those returning values greater than 1oz/t of silver.Samples from Los Amoles were prepared and analyzed by IPL Inspectorate in their facilities in Mexico and Vancouver, respectively. Samples generally consisted of 1-3 kg of material. Gold and silver analyses were performed by 30 gram fire assay with an AA finish. Samples with greater than 100 g/t silver were re-assayed using gravimetric methods.

This latest field program was designed to prospect, map and sample the southern portion of the 1.0 by 2.5 kilometre main target area (see news release dated December 8, 2010).  This work was successful in identifying an additional 20+ historic workings and exploration personnel successfully traced mineralization on the surface for approximately 800 metres along strike. Sampling at irregular intervals along the strike length has returned gold and silver values.

In addition to strong values within the veins, sampling has shown that proximal to the veins the host andesitic volcanic rocks often host silver mineralization in the order of 15 to 50 grams per tonne.

To date, more than 45 historic workings and greater than 20 gold/silver veins have been identified within approximately 60% of the El Rosario target area. Another stage of fieldwork is planned in order to map and sample the remaining areas within the El Rosario target. This work will be done in advance of geophysics, which in turn, will be done to delineate priority locations for drilling.

"We are very pleased that such a large percentage of samples taken yielded significant silver values, suggesting the project has exciting silver potential," commented Juan Miguel Rios Gutierrez, President and CEO of Nature’s Call. "The program focused on locating, measuring and sampling of historical workings and geological mapping of the property. The assay results will be incorporated into the existing data set to define the next steps to be carried out on the property," added Mr. Gutierrez.

About the Los Amoles Property:

The early stage 16.3 square kilometre Los Amoles Property is located approximately 150 kilometres northeast of the Hermosillo, Sonora State, Mexico. The property is 10 kilometres northeast of the La Caridad Mine, operated by Grupo Mexico, which is one of the largest mining and processing complexes in Mexico.

Work performed to date has concentrated on an area (the Rosales area) that is on the eastern edge of a 4.0 by 2.75 km regional magnetic anomaly. The Company’s interpretation is that the Rosales area represents silver-lead +/- gold veins that are distal to a porphyry system. The potential for this regional anomaly to reflect a buried porphyry has yet to be tested. Many of Sonora’s most significant porphyry deposits are located within 70 km of the Los Amoles property.

About Nature’s Call Brands Inc.

Nature’s Call is based in Las Vegas, Nevada and trades on the OTC Bulletin Board under the trading symbol “NATC”. The Company is focused on the acquisition and exploration of international gold and silver mining properties located in regions that enjoy stable politics, sound economies and friendly business environments. Additional information about the Company may be found at www.naturescall.com

For additional information contact:

Juan Miguel Rios Gutierrez, Chief Executive Officer
Email: info@naturescall.com
Tel.: (702) 509-5049

Forward Looking Statements

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include: that the company believes that data received to date makes for exciting silver potential for the project; that the property is interpreted to be within a porphyry system; and that Mexico is stable and business friendly. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not locate or agree to terms with potential partners, we may not be able to get equipment or labor as we need it; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Nearby mineral resources is no indication of resources on our property. In addition, Mexico may undergo political or social change which would create additional geopolitical risks. Readers should refer to the risk disclosures outlined in the periodic reports filed by other junior mineral exploration companies with the Securities and Exchange Commission.